SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, For Use of the Securities and Exchange Commission Only (as permitted by Rule 14a-6(e)(2))

OneSource Information Services, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Filed by OneSource Information Services, Inc.
Pursuant to Rule 14a-12
Of the Securities Exchange Act of 1934

Subject Company: OneSource Information Services, Inc.
Commission File No.: 000-25849

Email to OneSource Employees from
VA Partners, LLC dated February 23, 2004

By now you are all very aware that early in the morning last Wednesday, the OneSource Board of Directors accepted ValueAct Capital’s offer to acquire the remaining roughly two-thirds of OneSource that ValueAct Capital doesn’t already own. What you may not know is just who or what is ValueAct Capital, what it is that ValueAct Capital actually does and for whom, and why ValueAct Capital would even be interested in OneSource Information Services in the first place.

Before trying to shed some light on the topics mentioned above, two quick things. First and foremost, all of us at ValueAct Capital are thrilled to be deepening our relationship with each of you, as well as expanding our ownership in OneSource. We are not new to your company—we have been investors for about a year and a half, have followed your company for even longer than that, and one of our founding partners has served on your Board of Directors for the entire time that we have been OneSource investors. As large OneSource investors, we have seen first hand and believe, not only in all that you’ve accomplished at your company to date, but more importantly we believe in the potential of what we can accomplish together in the future. We want to make OneSource better going forward in every way and recognize that doing so will be no small feat. After all, it’s a damn good company today—with skilled employees, great products, and loyal customers.

We also believe that it will be beneficial to the business for the company to operate as a private entity for the time being. We think that operating as a private company is more conducive to creating long-term value. The analogy we would make regarding operating as a private company versus a public one is like comparing a marathon to a sprint (or perhaps the tortoise to the hare). We perceive that we are in a marathon. We want to establish a pace, that is sustainable at a high level for a long time, and win in the end. The quarterly reporting challenges a public company faces seems more like a series of sprints, where one can expend a huge amount of energy that is largely inefficient and ultimately detrimental to winning the longer race. It is also true that out of the spotlight of the public markets, OneSource will have more flexibility in executing its business plan.

The second item worth touching on is a bit about what happens from here, over the next several months, before the transaction is actually consummated. While the exact date of the purchase is impossible to estimate, we hope that it will take place in April or May. There is a process to these transactions that take a few months to complete before the merger becomes official. This includes preparation of materials for filing with government regulatory agencies, preparations of proxy materials to be distributed to existing shareholders, etc. During this time, we have been advised by the Chairman of the Board and Interim CEO, Marty Kahn, that it will be “business as usual” at OneSource. We appreciate the professionalism that exists at the company today and know that it will continue during this interim period.

By way of introduction, ValueAct Capital is an investment firm founded in 2000 by Jeff Ubben, Peter Kamin and George Hamel, with offices in San Francisco and Boston. We manage money for a select group of investors, many of whom we have known for longer than ValueAct Capital has been in business. In addition, the overwhelming majority of our own personal net worth is invested alongside our investors. Said another way, we eat our own cooking. Our investors have all given ValueAct Capital funds solely for the purpose of generating superior long-term returns. Presently, ValueAct Capital has approximately $1.1 billion in investments. At ValueAct Capital, we look to identify and invest in good businesses, at attractive valuations, where there is the opportunity to generate a return independent of the market. We seek to deliver to our investors’ sustainable, superior absolute returns on capital invested.

February 23, 2004

Why OneSource? Simply, we believe in the business. Our due diligence on the business prior to our original investment convinced us that OneSource’s proprietary customer interfaces, breadth of content, Applink product set, and other embedded solutions, make the company much more than just an aggregator of third-party information.

At ValueAct Capital over the near term, we are directing our energies in two specific areas as it relates to OneSource. First, we will be working closely with your senior management, our lawyers, and the regulatory agencies to consummate our purchase in a timely and efficient manner. Secondly, we are well into the process of identifying the ideal candidate to serve as your next CEO and successfully lead our company into the next phase of its evolution.

Finally, we look forward to meeting with you in the near future. After all, we recognize that you, the OneSource employees, are critical to the company’s success and share the same desire that we do—to make OneSource the best company that it can possibly be. We will continue to communicate with you from time to time over the next few months, would welcome your thoughts, and will keep you apprised of our activities. We look forward to a long, successful association.

Jeffrey W. Ubben	Peter H. Kamin	George F. Hamel, Jr.	Todd F. Bourell

In connection with the above-described transactions, OneSource intends to file a proxy statement and other materials with the Securities and Exchange Commission. Stockholders are urged to read the proxy statement and any other relevant documents relating to the merger transaction described above when they become available to learn important information about OneSource, ValueAct Capital and the proposed transaction. The proxy statement should be read carefully before making a decision concerning the merger.

OneSource’s stockholders will be able to obtain copies of these documents when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of the proxy statement when it becomes available, along with any documents OneSource has filed with the SEC, by directing a request to OneSource Information Services, Inc. at 300 Baker Avenue, Concord, Massachusetts 01742, Attention: Chief Financial Officer, telephone: (978) 318-4300.

OneSource and its directors and executive officers, and ValueAct Capital and its affiliates may be deemed to be participants in the solicitation of proxies from OneSource’s stockholders in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger. Information regarding these directors and executive officers and their ownership of common stock of OneSource is contained in the proxy statement for OneSource’s 2003 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.